Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports First Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone Minerals," "Black Stone," or "the Company") today announces its financial and operating results for the first quarter of 2020.

Highlights

•Total mineral and royalty production for the first quarter of 2020 equaled 36.7 MBoe/d, an increase of 4.5% over the prior quarter; total production, including working interest volumes, were 46.9 MBoe/d for the quarter.
•Net income and Adjusted EBITDA for the quarter totaled $76.1 million and $71.1 million, respectively.
•Distributable cash flow was $66.2 million for the first quarter, resulting in distribution coverage for all units of 4.0x based on the announced cash distribution of $0.08 per unit.
•General and administrative expenses totaled $11.9 million, including $4.8 million of restructuring charges recorded in the first quarter related to staff reductions. Management expects full-year G&A expense to be at or below its guidance range of $39 million to $43 million, excluding the restructuring charge.
•Total debt at the end of the first quarter was $388 million; total debt to trailing twelve-month Adjusted EBITDA was 1.0x at quarter-end. As of May 1, 2020, total debt had been reduced to $352 million.
•Successfully transitioned all work flows to a remote work environment as part of the Company’s response to the COVID-19 pandemic.

Management Commentary

Thomas L. Carter, Jr., Black Stone Minerals’ Chief Executive Officer and Chairman commented, “Over the past several months, we have taken a number of decisive steps to protect our free cash flows and our balance sheet in a very difficult environment. We are seeing the cash savings from our cost reduction measures and continue to benefit from our extensive hedge portfolio. By retaining a higher percentage of our cash flows during this challenging time, we expect to meaningfully reduce our outstanding borrowings as we strive to understand the longer-term implications for the global economy from unprecedented events. When that picture is more clear and should circumstances merit, we look to make more robust distributions.

“Our balanced product mix is adding stability to our cash flows as well.” Mr. Carter continued. “The more constructive view on natural gas prices into next year, as reflected in current forward prices, makes the natural gas development opportunities across our portfolio more attractive.”

“Finally, I would like to express my sincere thanks to our employees, who safely and effectively transitioned to a remote work environment and have continued to excel in carrying out their responsibilities,” stated Mr. Carter.

Company Response to COVID-19 Pandemic

The COVID-19 pandemic has adversely affected the global economy, disrupted global supply chains and created significant volatility in the financial markets. The pandemic has also negatively impacted the oil and natural gas business environment and has significantly reduced demand for and prices of oil, natural gas and natural gas liquids. In light of the challenging business environment and uncertainty caused by the pandemic, the Board of Directors of the Company’s general partner (the “Board”) approved a reduction in the quarterly distribution for the first quarter of 2020 to increase the amount of retained free cash flow for debt reduction and balance sheet protection. To protect the health and well-being of the Company’s workforce in the wake of COVID-19, Black Stone has implemented remote work arrangements for all of its employees. The Company does not expect these arrangements to impact its ability to maintain operations. The Company will continue to prioritize the health and safety of its workforce when employees return to the office through frequent cleaning of common spaces, appropriate social distancing measures, and other best practices as recommended by state and local officials.

Quarterly Financial and Operating Results

Production

Black Stone Minerals reported average production of 46.9 MBoe/d (78% mineral and royalty, 73% natural gas) for the first quarter of 2020. Total production was 46.8 MBoe/d and 46.2 MBoe/d for the quarters ended March 31, 2019 and December 31, 2019, respectively.

Mineral and royalty volume was 36.7 MBoe/d (68% natural gas) for the first quarter of 2020, compared to 33.5 MBoe/d for the comparable period in 2019. Royalty production for the fourth quarter of 2019 was 35.1 MBoe/d.

Working interest production for the first quarter of 2020 was 10.2 MBoe/d, and represents decreases of 8% and 23%, respectively, from the levels generated in the quarters ended December 31, 2019 and March 31, 2019. The decline in working interest volumes is consistent with the Company's decision to farm out its working-interest participation to third-party capital providers.

Realized Prices, Revenues, and Net Income

The Company’s average realized price per Boe, excluding the effect of derivative settlements, was $20.81 for the quarter ended March 31, 2020. This is a decrease of 17% from $25.02 per Boe for the fourth quarter of 2019 and a 27% decrease compared to $28.34 for the first quarter of 2019.

Black Stone reported oil and gas revenue of $88.7 million (59% oil and condensate) for the first quarter of 2020, a decrease of 17% from $106.3 million in the fourth quarter of 2019. Oil and gas revenue in the first quarter of 2019 was $119.3 million.

The Company reported a gain on commodity derivative instruments of $90.0 million for the first quarter of 2020, composed of a $9.0 million gain from realized settlements and a non-cash $81.1 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported losses on commodity derivative instruments of $17.2 million and $41.2 million for the quarters ended December 31, 2019 and March 31, 2019, respectively.

Lease bonus and other income was $4.3 million for the first quarter of 2020, primarily related to leasing activity in the Permian Basin, Green River Basin, and Bakken/Three Forks. Lease bonus and other income for the quarters ended December 31, 2019 and March 31, 2019 was $14.0 million and $5.6 million, respectively.

Management identified $51.0 million of impairments to oil and gas properties for the quarter ended March 31, 2020, primarily due to the reduction in market value of certain long-lived crude oil properties resulting from the lower commodity prices as of March 31, 2020. There were no impairments for the quarters ended December 31, 2019 and March 31, 2019.

The Company reported net income of $76.1 million for the quarter ended March 31, 2020, compared to net income of $40.0 million in the preceding quarter. For the quarter ended March 31, 2019, net income was $9.0 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the first quarter of 2020 was $71.1 million, which compares to $100.0 million in the fourth quarter of 2019 and $94.9 million in the first quarter of 2019. Distributable cash flow for the quarter ended March 31, 2020 was $66.2 million. For the quarters ended December 31, 2019 and March 31, 2019, distributable cash flow was $90.2 million and $81.4 million, respectively.

Financial Position and Activities

As of March 31, 2020, Black Stone Minerals had $3.0 million in cash and $388.0 million outstanding under its credit facility. The ratio of total debt at March 31, 2020 to trailing twelve-month Adjusted EBITDA was 1.0x.

Subsequent to quarter-end, Black Stone's borrowing base was decreased to $460 million as part of its regularly scheduled borrowing base redetermination. The decrease in the borrowing base reflects lower commodity price assumptions for future periods, particularly for crude oil, being factored into underwriting assumptions by the Company’s lenders, as well as more conservative advance rates on the Company’s proved reserves. The Company's next regularly scheduled borrowing base redetermination is set for October 2020. Black Stone is in compliance with all financial covenants associated with its credit facility.

As of May 1, 2020, $352.0 million was outstanding under the credit facility and the Company had $3.2 million in cash.

During the first quarter of 2020, the Company made no repurchases of units under the Board-approved $75 million unit repurchase program and issued no units under its at-the-market offering program.

First Quarter 2020 Distributions

As previously announced, the Board approved a cash distribution of $0.08 for each common unit attributable to the first quarter of 2020. The quarterly distribution coverage ratio attributable to the first quarter of 2020 was approximately 4.0x. Distributions will be payable on May 21, 2020 to unitholders of record as of the close of business on May 14, 2020.

Withdrawal of 2020 Production and Distribution Guidance

Given the broad uncertainty in the energy industry caused by the COVID-19 pandemic, and in particular the upstream sector’s evolving view on the extent to which development activity will be scaled-back and existing production may be shut-in, Black Stone is withdrawing the 2020 production and distribution guidance it originally issued on February 24, 2020. Black Stone will only update the original guidance at a later date if it believes market conditions have stabilized sufficiently to provide reliable guidance.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2020 and 2021, including derivative contracts put in place after the end of the first quarter. The Company's hedge position as of May 1, 2020 is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price	Oil Costless Collars	Collar Floor	Collar Ceiling
	MBbl	$/Bbl	MBbl	$/Bbl	$/Bbl
1Q20	210	$57.32	70	$56.43	$67.14
2Q20	630	$57.32	210	$56.43	$67.14
3Q20	630	$57.32	210	$56.43	$67.14
4Q20	630	$57.32	210	$56.43	$67.14
1Q21	480	$36.18
2Q21	480	$36.18
3Q21	480	$36.18
4Q21	480	$36.18

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
2Q20	10,010	$2.69
3Q20	10,120	$2.69
4Q20	10,120	$2.69
1Q21	7,200	$2.60
2Q21	7,280	$2.60
3Q21	7,360	$2.60
4Q21	7,360	$2.60

More detailed information about the Company's existing hedging program can be found in the Quarterly Report on Form 10-Q for the first quarter of 2020, which is expected to be filed on or around May 5, 2020.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the first quarter of 2020 on Tuesday, May 5, 2020 at 9:00 a.m. Central Time. To join the call, participants should dial (877) 447-4732 and use conference code 9183108. A live broadcast of the call will also be available at
http://investor.blackstoneminerals.com. A recording of the conference call will be available at that site through June 6, 2020.

About Black Stone Minerals, L.P.
Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Company owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Company’s ability to execute its business strategies;
•the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other parties in response to the pandemic;
•the volatility of realized oil and natural gas prices;
•the level of production on the Company’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•the Company’s ability to replace its oil and natural gas reserves;
•the Company’s ability to identify, complete, and integrate acquisitions;
•general economic, business, or industry conditions;
•competition in the oil and natural gas industry; and
•the level of drilling activity by the Company's operators, particularly in areas such as the Shelby Trough where the Company has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Jeff Wood
President and Chief Financial Officer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended March 31,
	2020	2019

REVENUE
Oil and condensate sales	$52,093	$57,704
Natural gas and natural gas liquids sales	36,642	61,640
Lease bonus and other income	4,308	5,645
Revenue from contracts with customers	93,043	124,989
Gain (loss) on commodity derivative instruments	90,011	(41,183)
TOTAL REVENUE	183,054	83,806
OPERATING (INCOME) EXPENSE
Lease operating expense	3,827	5,292
Production costs and ad valorem taxes	12,376	14,592
Exploration expense	1	4
Depreciation, depletion, and amortization	23,182	27,833
Impairment of oil and natural gas properties	51,031	—
General and administrative	11,856	21,214
Accretion of asset retirement obligations	272	277
TOTAL OPERATING EXPENSE	102,545	69,212
INCOME (LOSS) FROM OPERATIONS	80,509	14,594
OTHER INCOME (EXPENSE)
Interest and investment income	31	46
Interest expense	(4,427)	(5,525)
Other income (expense)	(1)	(98)
TOTAL OTHER EXPENSE	(4,397)	(5,577)
NET INCOME (LOSS)	76,112	9,017
Distributions on Series B cumulative convertible preferred units	(5,250)	(5,250)
NET INCOME (LOSS) ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON AND SUBORDINATED UNITS	$70,862	$3,767
ALLOCATION OF NET INCOME (LOSS):
General partner interest	$—	$—
Common units	70,862	1,905
Subordinated units	—	1,862
	$70,862	$3,767
NET INCOME (LOSS) ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON AND SUBORDINATED UNIT:
Per common unit (basic)	$0.34	$0.02
Weighted average common units outstanding (basic)	206,631	109,420
Per subordinated unit (basic)	$—	$0.02
Weighted average subordinated units outstanding (basic)	—	96,329
Per common unit (diluted)	$0.34	$0.02
Weighted average common units outstanding (diluted)	206,631	110,035
Per subordinated unit (diluted)	$—	$0.02
Weighted average subordinated units outstanding (diluted)	—	96,329

The following table shows the Company’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended March 31,
	2020	2019

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	1,163	1,108
Natural gas (MMcf)[1]	18,612	18,615
Equivalents (MBoe)	4,265	4,211
Equivalents/day (MBoe)	46.9	46.8
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$44.79	$52.08
Natural gas ($/Mcf)[1]	1.97	3.31
Equivalents ($/Boe)	$20.81	$28.34
Revenue:
Oil and condensate sales	$52,093	$57,704
Natural gas and natural gas liquids sales[1]	36,642	61,640
Lease bonus and other income	4,308	5,645
Revenue from contracts with customers	93,043	124,989
Gain (loss) on commodity derivative instruments	90,011	(41,183)
Total revenue	$183,054	$83,806
Operating expenses:
Lease operating expense	$3,827	$5,292
Production costs and ad valorem taxes	12,376	14,592
Exploration expense	1	4
Depreciation, depletion, and amortization	23,182	27,833
Impairment of oil and natural gas properties	51,031	—
General and administrative	11,856	21,214
Other expense:
Interest expense	4,427	5,525
Per Boe:
Lease operating expense (per working interest Boe)	$4.12	$4.41
Production costs and ad valorem taxes	2.90	3.47
Depreciation, depletion, and amortization	5.44	6.61
General and administrative	2.78	5.04
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Company is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
 Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Company's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and its ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Company defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, and non-cash equity-based compensation. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, estimated replacement capital expenditures during the subordination period, cash interest expense, distributions to preferred unitholders, and restructuring changes.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles (“GAAP”) in the United States as measures of the Company's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable GAAP financial measure. The Company's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended March 31,
	2020	2019

	(Unaudited) (In thousands, except per unit amounts)
Net income (loss)	$76,112	$9,017
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	23,182	27,833
Impairment of oil and natural gas properties	51,031	—
Interest expense	4,427	5,525
Income tax expense (benefit)	36	131
Accretion of asset retirement obligations	272	277
Equity–based compensation	(2,894)	9,223
Unrealized (gain) loss on commodity derivative instruments	(81,057)	42,926
Adjusted EBITDA	71,109	94,932
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(302)	(304)
Cash interest expense	(4,168)	(5,269)
Estimated replacement capital expenditures[1]	—	(2,750)
Preferred unit distributions	(5,250)	(5,250)
Restructuring charges	4,815	—
Distributable cash flow	$66,204	$81,359

Total units outstanding[2]	206,709	205,712
Distributable cash flow per unit	$0.320	$0.395
1 The board established a replacement capital expenditure estimate of $11.0 million for the period of April 1, 2018 to March 31, 2019. Due to the expiration of the subordination period, we do not intend to establish a replacement capital expenditure estimate for periods subsequent to March 31, 2019.
2 The distribution attributable to the three months ended March 31, 2020 is estimated using 206,709,448 common units as of April 29, 2020; the exact amount of the distribution attributable to the three months ended March 31, 2020 will be determined based on units outstanding as of the record date of May 14, 2020. Distributions attributable to the three months ended March 31, 2019 were calculated using 109,382,957 common units and 96,328,836 subordinated units as of the record date of May 17, 2019.